Exhibit 99.B(d)(2)

SCHEDULE B

TO THE

INVESTMENT ADVISORY AGREEMENT

BETWEEN

NEW COVENANT FUNDS

AND

SEI INVESTMENTS MANAGEMENT CORPORATION

DATED FEBRUARY 20, 2012, AS AMENDED JULY 1, 2019

New Covenant Growth Fund	0.47%
New Covenant Income Fund	0.42%
New Covenant Balanced Growth Fund	0.00%
New Covenant Balanced Income Fund	0.00%

NEW COVENANT FUNDS		SEI INVESTMENTS MANAGEMENT CORPORATION

By:	/s/ Stephen G. MacRae	By:	/s/ William T. Lawrence

Name:	Stephen G. MacRae	Name:	William T. Lawrence

Attest:	Aaron C. Buser	Attest:	Aaron C. Buser